EXHIBIT 10.47

EXCLUSIVE SALES AND MARKETING AGREEMENT

This Exclusive Sales and Marketing Agreement the "Agreement") is entered into as of January 25., 2013, by and between PureSafe Water Systems, Inc. ("PS"), having its principal place of business at 160 Dupont Street, Plainview, NY 11803 and Global Equipment Marketing, Inc. ("GEM"), having its principal place of business at 71 South Street, Hopkinton, MA 01748.  PS and GEM together are the parties ("Parties").

RECITALS:

A.   PS has a versatile product ("Product" or "Products") that filters contaminated water into drinkable water for a myriad of applications and uses.

B.   GEM is a distribution, sales and marketing company and is an independent contractor acting in its own behalf and bearing its own costs and expenses, receiving no other compensation other than outlined in this Agreement, and GEM accepts all liability for its own actions and will not serve as an Agent nor bind IS to any contract or commitment without written authorization from PS.

C.           Pursuant to this Agreement the Parties wish to enter into an exclusive sales and marketing agreement whereby GEM will exclusively sell and market the PS product worldwide. GEM recognizes that PS has entered into distributorship and representative agreements prior to this agreement, The Parties agree to review these agreements and make a decision concerning them.

Therefore the Parties enter into this Agreement.

AGREEMENT:

I.     SCOPE OF THE AGREEMENT

PS agrees to have GEM sell and market to end users (i.e. the final customer), including through other dealers, sub-dealers, representatives, and resellers, their product(s) exclusively worldwide. PS agrees to continuously improve, make modifications and design changes, and provide to GEM a competitively priced product and manufacture it to the highest standards necessary to fulfill the representation of PS.  PS hereby grants to GEM the exclusive right to sell and market the Product worldwide.

GEM will sell and market the products as a dba entitled PureSafe Water Systems Sales. All products will be sold under the PS brand name.

In exchange for the exclusive sales and marketing rights to the product, GEM agrees not to manufacture, promote, sell or otherwise market. directly or indirectly, any products that are directly competitive with the Product.

2.    RESPONSIBILITIES OF THE PARTIES

PS shall be responsible for the design and manufacture of the Products as well as all liabilities associated with its use, sale, damage to property and persons. Each sale will use the PS General Terms and Condition of Sales.

PS shall provide to GEM their full support for each Product including timely and prompt responses for information, warranty; all technical information and specifications, product literature, website. ownership and user manuals, decals, safety warnings, identification plates or other markings necessary to or advisable to comply with any applicable state, local, federal, or international directive.

PS will provide, as necessary, a demonstration and/or display unit for use in demonstrating the product and or showing the product at trade shows at no cost to GEM and participate, as when reasonably requested by GEM, in the trade shows with personnel, brochures, posters, booth paraphernalia, and if applicable, costs.

PS shall pass all sales, sales leads. all sales opportunities, whether received directly or indirectly, to GEM. GEM will handle all sales by PS regardless of how acquired, unless agreed to and approved in writing by an officer of GEM.

GEM is responsible to sell and promote the product worldwide in all applications, at its own cost and expense including personnel, advertising, trade shows, travel and expenses, etc. GEM is responsible for managing, contracting with, compensating all sub-dealers, representatives or resellers. GEM is free to set and/or adjust pricing depending upon sales circumstances including additional services, etc.

GEM shall use its commercially reasonable efforts to achieve an adequate and growing sales volume and market share; to grow and build a nationwide dealer network and distribution presence as necessary; to train its staff and dealer personnel in the selling and product support of the Products; to devote the necessary manpower and financial resources to promote the Products via local and national advertising, marketing, and presence at trade shows: to apply, operate, and maintain the Products and/or train the end user as machines are sold as called for by GEM; to provide PS with sales and marketing reports as requested on a monthly and then quarterly basis to include market conditions, competition, successes, failures, market share penetration by region, application, and projections for the future via an annual Business Plan, etc; protect PS's good name as it may become applicable.

GEM and PS will mutually agree to a list price for the product and from time to time, will in good faith negotiate changes to the list price. GEM will receive a 30% discount from the list price on all sales from which GEM will pay its dealers, distributors, representatives. and resellers. The list price for the Products will be sold FOB Point of Manufacture. Title to the Product remains with PS until they are paid in full but the risk of loss passes to the end purchaser upon delivery from the Point of Manufacture. All prices quoted shall be net of any and all taxes, duties, customs fees. or other assessments of any kind, all of which shall be for end-user or purchaser's account, Terms of payment to the end-user shall be generally accepted as 50% down with the order and the balance due upon shipment, unless by special agreement by the Parties. The applicable price for any Products shall be that which is in effect on the date when the order is placed for such Products provided that such order is for delivery within the normal delivery periods or as otherwise agreed to by the Parties From time to time special discounts and/or adjustments may be agreed to by the Parties to promote sales and prices may be adjusted by mutual agreement.

GEM may purchase for itself or it's sub-dealers, representatives, and resellers, demo test or display units at a 50% discount.

3.    ORDERING PROCESS

GEM will issue an order log for all products to be ordered, manufactured, delivered, and started-up including a full description of the product sold, the application it was sold into, including duty cycles, expected contaminants, expected uses of the products. etc., and detail any and all unique specifications, accessories, etc. It will also provide PS with the name of the end user or dealer purchasing the products, its delivery location, need for start-up personnel, committed delivery dates, etc. PS has a three (3) day right to refuse any order that is deemed outside the application criteria and physical capabilities of the product, or when-PS is unable inability to meet delivery dates. or based on other commercially reasonable grounds.

GEM will keep PS informed as to its sales and marketing activities so that adequate pre-planning can occur for manufacturing and inventory purposes. GEM shall supply each mouth a rolling three (3) month forecast of product requirements. Such forecast shall be for planning and advisory purposes only, however, it is understood that the accuracy of this forecasting will have a hearing on PS's ability to deliver the Products sold by GEM.

GEM will process all orders and collect all money based on the terms of payment associated with the order. GEM will pay PS all money as received less their 30% discount. Payments shall not be subject to any offsets, claims, withholdings, or any other deductions without PS's written consent. Except for special orders, the delivery of which shall be negotiated on a case-by-case basis, PS shall make a good faith effort to ship Products within ten (10) weeks after acceptance of the order, but striving towards improving delivery on a continuous basis.

Each sale will have a start-up and training allotment of money included in the selling price. It is the intention to have a PS Trained Service Technician onsite to commission, start-up. test, train, and certify the units, that they are complete, functioning, and the purchaser' representatives have been trained. The budgeted money will for this man.

In the event that PS does not provide field start-up service with the machine, GEM and/or GEM's purchaser shall have the right for a period of seven (7) days following receipt of a delivery to destination to reject any Products as detective or non-conforming and return such Products to PS for repair or replacement of the product. Or, as an option, allow PS the ability to rectify the complaint at PS's expense

4.   WARRANTY AND PRODUCT SUPPORT PROGRAM

PS. through GEM's authorized dealers or shall themselves provide Product warranty repair and replacement services for all Products and customers under the Warranty program provided by PS and identified in Attachment I of this Agreement.

This warranty provides that the products will be free from manufacturing and assembly defects for a period of one (1) year from the date of delivery. The warranty is valid provided that the equipment or system is used, operated, and applied to its application correctly. and that the prescribed operating and maintenance procedures have been observed as instructed during the initial training and per the Maintenance and Operation Manuals. The warranty does not cover parts subject to wear or consumable, fluids, fuel, or lubrications; items that are not. Applied with the machine or by PS or items subject to abuse, neglect, improper repair or use with accessory or auxiliary equipment not provided by PS. Parts found defective, if covered by the warranty. will be repaired or replaced. free of charge, FOB Factory, unless otherwise agreed to by PS. Damaged parts must he returned to PS. if requested, at the end user's expense. On components not manufactured by PS. the warranty is that of the manufacturer of that component. Under no circumstances will a warranty he valid if PS equipment has been modified in any way without express written consent and approval from PS.

If a Service Representative is required or requested, his service time, portal to portal. at the then posted hourly or daily rate, will he charged to the end user's expense including all costs for transportation and living, unless agreed to in writing by PS. The end user must authorize this service and agree to pay upon receipt of the PS Service invoice. In the event of payment disputes, PS reserves the right to withhold further parts, service, and support to that end-user until such time as the payment is made or agreement reached.

PS will provide a product support program that will include the t011owing:

a) Complete maintenance and service instructions for each Product;

b) An operator manual with each Product delivery;

c) A parts book for each Product:

d) A recommended list of replacement parts to be inventoried by PS to support Products in the field;

e)  Training of purchaser's personnel and assistance in training dealers in the sale, proper operation. maintenance and repair of Products; and

f)  Technical information releases as required to keep purchaser and its dealers reasonably informed of changes and improvements to Producti.

g)  Assistance in developing press coverage and advertising copy for dissemination to the trade and media.

All such information shall be provided in the English language and utilizing U.S. dimensions and specifications unless the Parties agree otherwise (should be available in Spanish also at a minimum).

5. PRODUCT AND PATENT LIABILITY

The parties agree that product safety is a goal to which each is committed. Therefore, whenever certain Products present an unreasonable safety hazard because of design, application or otherwise, and it becomes known to GEM, GEM shall notify PS in writing of the deficiency or issue and PS. upon receipt of such notification, shall initiate a product improvement program as applicable.

The existing standard designs of the Products are based upon currently existing generally accepted safety standards within the U.S. In some instances modifications, improvements, extras, or additions may be necessary to make the standard designs conform to existing safety or environmental standards in other countries. GEM agrees that PS has the right to charge a reasonable supplemental price for such modifications, improvements, extras, or additions. PS makes no representations concerning compliance with any laws or regulations of any countries or jurisdictions other than those of the United States or its states and territories.

PS shall maintain in full force and effect at all times during the Term of this Agreement adequate insurance coverage for all of its activities including Product Liability and Completed Projects coverage. GEM shall maintain General Liability insurance coverage. All such insurance shall he issued by an insurance company of recognized responsibility and qualified to do business in the jurisdiction in which the Parties are doing business and acceptable to the other Party.

6. CONFIDENTIAL INFORMATION

Confidential Information shall mean all proprietary and confidential data noted as Company Confidential or otherwise known as confidential, reports, technical documents, drawings, design information, pricing, and technology of a Party to this Agreement and which is disclosed by such Party (the "Disclosing Party") to the other Party to this Agreement (the "Receiving, Party") in connection with this Agreement. The Receiving Party will hold in confidence all Confidential Information and will neither use it nor reproduce it without prior written consent of the Disclosing Party and will use all reasonable efforts to safeguard all Confidential Information by instructing its employees and stall to use the same care and discretion with respect to the Disclosing Party's Confidential Information as it uses with respect to the Receiving Party's Confidential Information; provided, however, that the Receiving Party will not be liable, for disclosure of any information received pursuant to this Agreement if:

(a) The information is generally available or known to the public;

(b) The information was known by or disclosed to the Receiving Party prior to the date of this Agreement other than the information disclosed by the Disclosing Party; and labeled confidential prior to the signature of this Agreement;

(c) The information was independently developed by the Receiving Party;

(d) The information was disclosed to the Receiving Party or by a third party not under an obligation to keep such information confidential; or

(e)  Disclosure is required pursuant to a statutory or judicial requirement.

GEM shall he permitted to disclose reasonably necessary Confidential Information of PS to its dealers and purchasers for the purpose of facilitating sale and servicing of the Products; provided, however, that GEM requires such dealers to enter into agreements whereby they undertake to abide by the terms of this Section.

All obligations of the Receiving Party under this Section survive termination of the Agreement.

7. INDEMNIFICATION

PS shall indemnify and hold GEM harmless from and against all claims, demands, liabilities, loss, damage, costs, incurred by GEM which arise from or are in any way connected with the injury to or the death of any person or loss or damage to property resulting from any defect of design, manufacture, material, use, application of or workmanship of the Products. This indemnification shall not cover any losses or damages resulting, in whole or in part, in the event it is proven that GEM modified the product without authorization of PS.

PS shall promptly assume control of and diligently undertake in reasonable consultation with GEM) the defense of such claim, at its own cost. GEM shall cooperate with PS in providing all reasonably necessary information in GEM's possession related to such claim and reasonable assistance in the defense of such claim.

PS shall hold GEM harmless and indemnify them, including all costs of defense, against all claims for patent infringement wherever the source may come from.

8. TERM AND TERMINATION

(a) Except as otherwise provided in this Agreement, this Agreement shall remain in effect for five (5) years beginning on the Agreement date and thereafter shall continue in effect for subsequent terms of one (1) year each, provided however, that either Party may terminate this Agreement, effective as of the end of the then applicable five (5) year term, by giving written notice to the other Party given not less than ninety (90) days before the expiration date of such term.

(b) If either Party becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or any trustee or receiver is appointed for the greater part of either Party's properties without the consent of that Party and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by either Party or if instituted against either Party are consented to by it or permitted to remain un-dismissed for sixty (60) days, the other Party may terminate this Agreement immediately upon written notice to such Party.

(c) Neither party may assign all or any portion of its rights or delegate all or any portion of its responsibilities under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment shall not relieve the assigning party of any of its obligations under this Agreement unless specifically released from such obligations. If either Party (i) assigns its rights or obligations under this agreement (by operation of law or otherwise) or (ii) sells all or substantially all of its assets or more than 50% of its equity ownership interests, without the prior consent of the other Part). such other Party may terminate this Agreement immediately upon written notice, such notice to be given not more than thirty (30) days after the Party with the right of termination has been informed by the other Party of the event creating the right of termination under this Agreement.

(d) PS may terminate this Agreement for cause at any time by written notice to Buyer in the event:

(i)
GEM fails to make any payment to PS when due, provided, however, that GEM can cure such a payment default if payment is made within ten (10) days after receipt of written notice of such default from PS: or

(ii)
GEM is in breach of any material obligation or undertaking under this Agreement and fails to cure such material default with an acceptable and agreed upon plan by the Parties within 30 days after receipt of written notice of such default from PS: or

(iii)
GEM fails to use his commercially reasonable efforts in selling, promoting, or marketing to customers, has not reasonably achieved brand identity, and is generally below reasonable expectations for success of both parties.( need to know a number for reasonable expectations and some time frame for achieving sales)

(iv)	GEM fails to cure such a default with a sufficient and timely plan within 30 days after receipt of written notice of termination from PS .

(e) GEM may terminate this Agreement for cause at any time by written notice in the event:

(i)	PS does not meet a reasonable delivery schedule nor produce a product as represented: or

(ii)	PS is in breach of any material obligation or undertaking under this Agreement and fails to cure such material default within 30 days after receipt of written notice of such default from GEM.

(iii)
PS fails to use commercially reasonable efforts in providing a competitive, quality manufactured product, utilizing the latest technologies, protects the reputation and interests of GEM, and functions generally below reasonable expectations for success of GEM.

(iv)	PS fails to cure a default with a sufficient and timely plan within 30 days after receipt of written notice of termination from PS .

(f)In the event of termination by PS. for any reason including cause, a run-out compensation will be provided to GEM in exchange for its prior efforts, for assignment of any and all sub-dealer, representative or reseller agreements front GEM to PS as requested, to allow for the re-hiring of GEM employees if desired, and to complete sales opportunities there and in effect at the time of termination. GEM will provide to PS a list of all current sales opportunities they were working on prior to termination and PS agrees to pay GEM the equivalent of a minimum of 15% of the selling price of each unit sold among this group as compensation. the remaining discount going to any sub-dealers, Representatives, resellers, or, if there is no applicable sub-dealer, Representative, reseller to PS for a period of one year after termination. For sales made by PS, directly or indirectly, to end-users not on the list, PS will compensate GEM the equivalent of a minimum of 7.5% of the selling price of each unit sold for the remaining years of the original term. All payments will become due within ten (10) days after shipment of each unit sold in either category.

(g)In the event of termination or expiration of this Agreement. PS agrees to continue to sell or arrange for the sale to GEM, in accordance with the terms and conditions mutually agreed by the Parties, parts required by end users, service Products sold by GEM pursuant to this Agreement prior to expiration or termination of this Agreement. This commitment to sell shall continue for a period of five (5) years after the expiration or termination of this Agreement.

Unless otherwise provided, or the context otherwise requires, the provisions of this Agreement shall survive the expiration or termination of this Agreement to the extent required for their full observance and performance. Termination of this Agreement for any cause shall not relieve either Party from paying any amount that may then he owed to the other Party or from any obligation to pay for any Products which may be ordered from PS before or after termination or from any obligation to fulfill any Product orders submitted by GFM and accepted by PS before the termination.

9. LIMITATION OF LIABILITY

Except as may be required pursuant to the indemnification provisions of this Agreement, the parties shall not he liable to each other for any indirect, special, consequential, exemplary, punitive damages, or lost profits in connection with this Agreement, including, without limitation, to any breach or termination thereof. Each Party hereby waives any right to any claim for compensation, reimbursement, or damages covered by the preceding sentence and unless mentioned in the terms herein.

10. FORCE MAJEURE

No failure or omission by either Party in the performance of any of its obligations under this Agreement shall he deemed a breach of this Agreement, not, create any liability, or give rise to any rights to terminate this Agreement, if the same shall arise from or is a consequence of a general strike, labour dispute, lockout, industrial disturbance, curtailment of fuel or electrical power shortage, accident, judicial decision, fire, flood, severe weather or other act of God. war (declared or undeclared), insurrection, riot, civil disturbance, blockage, embargoes of goods by any government, or any other governmental action or legislation. Any other cause beyond the reasonable control of' such Party, whether similar to or different from the causes above enumerated, and any such cause shall absolve the affected Party from responsibility for such failure to perform said obligation during the time such cause exists, subject to the rights and limitations set forth in this Section 10 below.

Each Party shall notify the other of any material change in conditions or the occurrence of any event which interferes or threatens to interfere with the performance of any of its obligations under this Agreement.

Upon such notice, the Parties shall consult and co-operate as to measures which may be taken to overcome the interference or as to any alternative measures which may be undertaken by the Parties with a view to the continued performance of this Agreement. Such measures may include the suspension of the condition or obligation, the modification of this Agreement or of any orders placed pursuant thereto, and the assumption by any Party of any costs incurred or to be incurred as a result of the interference which has arisen or in giving effect to said measures.

11. NOTICES

All notices which are required or permitted to he, given by any Party to the other shall be sent by registered or certified mail, postage prepaid, by fax. or by electronic mail (read receipt requested) properly addressed to the other Party at the addresses below or such other addresses as any Party may, from time to time, specify to the other Party by similar notice.

If to PS, at:

PURESAFE WATER SYSTEMS, INC.
160 Dupont Street
Plainview, NY 11803
ATTENTION: Leslie Kessler
Telephone: 516-208-8250
Fax: 516-208 -8252
Email: lkessler@puresafewatersystems.corn

If to GEM. at:

GLOBAL EQUIPMENT MARKETING, INC.
71 South Street
Hopkinton, MA 01748
Attention: Les L. Bebchick
Telephone: 508 435-9400
Fax: 508 435-1919
Email: lesb@ci2equipmentsystems.com

12. MISCELLANEOUS

(a) The Parties hereto are independent contractors and nothing herein contained shall be deemed to create an agency, joint venture, partnership or fiduciary relationship among the Parties hereto.

(b) No term or provision hereof shall be deemed waived and no breach excused, unless such waiver shall be in writing and signed by the Party against whom the waiver is sought to be enforced. Any such waiver shall not constitute a waiver of any other different or subsequent breach.

(c) This Agreement embodies the entire understanding among the Parties concerning the subject matter hereof and all prior representations, warranties, or agreements between the Parties relating hereto are merged herein and superseded hereby. No modification of this Agreement or any of its provisions shall be binding unless it is in writing and executed by both Parties.

(d) The parties to this Agreement acknowledge that they have negotiated this Agreement at arms-length, that they have each contributed to the drafting of this agreement, and that the provisions of the Agreement shall not be construed against either party as the drafter of the Agreement.

(e) PS acknowledges that GEM is a separate legal entity and that in entering this Agreement.
PS intends to contract solely with GEM and that no other party is responsible for or liable for the obligations of GEM hereunder or arising out of or related to this Agreement.

(f) PS acknowledges that GEM serves as a distributor or sales and marketing agent for other companies that do not directly compete with PS. PS agrees that GEM's activities for such other manufacturers does not and shall not constitute a breach of this Agreement.

(g)Trademarks: PS trademarks or trademarks of whom PS is a licensee, the use of which is granted to GEM.

13. GOVERNING LAW AND ARBITRATION

Any dispute arising out of or relating to this Agreement shall be submitted to arbitration before the American Arbitration Association, ("AAA") and any proceeding before the AAA shall be governed by the procedures and rules of the AAA.

The arbitration shall be conducted in the offices of the AAA in New York City, NY or Boston, MA unless otherwise agreed to by the parties in writing.

This Agreement, and any dispute arising out of or relating to this Agreement, shall be interpreted and construed in accordance with the laws of the state in which any arbitration is conducted.

Any court action to enforce an award of the AAA shall be brought in the state in which the arbitration is conducted, and if brought in Massachusetts, shall be brought in Middlesex or Suffolk County.

The Parties hereto have executed this Agreement in duplicate as of the date first written above.

IN WITNESS WHEREOF, the undersigned duly authorized representative of each party executed this Agreement as of the date first set forth above.

PURESAFE WATER SYSTEMS, INC.	GLOBAL EQUIPMENT MARKETING, INC.

Name: Leslie Kessler	Name: Les Bebchick
Title: President	Title: President
Date: 1/24/2013	Date: 1/31/2013